Exhibit 5.2

Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 goodwinlaw.com +1 (415) 733-6000

August 5, 2025

Biomea Fusion, Inc.

1599 Industrial Road

San Carlos, CA 94070

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on August 5, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Biomea Fusion, Inc., a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated August 5, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the equity distribution agreement prospectus (the “Prospectus”) included in the Registration Statement. The Prospectus relates to the offering by the Company of up to $100,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, a equity distribution agreement among the Company and such sales agent.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly

Biomea Fusion, Inc.

August 5, 2025

authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as Exhibit 5.2 to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and its incorporation by reference and the reference to our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP